     Exhibit 99.1

CVS HEALTH CORPORATION REPORTS SECOND QUARTER 2024 RESULTS AND REVISES FULL-YEAR 2024 GUIDANCE

Financial Highlights
•Second quarter total revenues increased to $91.2 billion, up 2.6% compared to the prior year
•Second quarter GAAP diluted EPS of $1.41 and Adjusted EPS of $1.83
•Generated year-to-date cash flow from operations of $8.0 billion

2024 Full-Year Guidance
•Revised GAAP diluted EPS guidance to a range of $4.95 to $5.20 from at least $5.64
•Revised Adjusted EPS guidance to a range of $6.40 to $6.65 from at least $7.00
•Revised cash flow from operations guidance to approximately $9.0 billion from at least $10.5 billion

CEO Commentary
“We have many points of differentiation that position us to win now and into the future. Our innovation is accelerating more transparent pharmacy reimbursement models, increasing the use of biosimilars, and providing better patient outcomes through our connected health care delivery assets. Our integrated model and our strategy are enabling us to execute in a challenging environment and we are delivering the value our customers demand. We are taking action today to ensure we make the most of our many opportunities, including leadership changes in the Health Care Benefits segment.”
                                                                                                          -Karen S. Lynch, CVS Health President and CEO

WOONSOCKET, RHODE ISLAND, August 7, 2024 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended June 30, 2024.

Financial Results Summary

	Three Months Ended June 30,
In millions, except per share amounts	2024	2023	Change
Total revenues	$91,234	$88,921	$2,313
Operating income	3,045	3,234	(189)
Adjusted operating income (1)	3,744	4,481	(737)
Diluted earnings per share	$1.41	$1.48	$(0.07)
Adjusted EPS (2)	$1.83	$2.21	$(0.38)

Second quarter GAAP diluted EPS of $1.41 decreased from $1.48 in the prior year and Adjusted EPS of $1.83 decreased from $2.21 in the prior year, primarily due to a decline in the Health Care Benefits segment’s operating results, which reflect continued utilization pressure and the unfavorable impact of the Company’s Medicare Advantage star ratings for the 2024 payment year within the Medicare product line.

The Company revised its full-year 2024 GAAP diluted EPS, Adjusted EPS and cash flow from operations guidance to reflect continued pressure in the Health Care Benefits segment, partially offset by strong performance in the Health Services and Pharmacy & Consumer Wellness segments.

Investor Contact: Larry McGrath | Senior Vice President Business Development and Investor Relations | (800) 201-0938
Media Contact: David Whitrap | Vice President External Affairs | (857) 523-1219

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 23 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 15 and page 22 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated second quarter results

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except per share amounts	2024	2023	Change	2024	2023	Change
Total revenues	$91,234	$88,921	$2,313	$179,671	$174,199	$5,472
Operating income	3,045	3,234	(189)	5,316	6,680	(1,364)
Adjusted operating income (1)	3,744	4,481	(737)	6,701	8,851	(2,150)
Net income	1,768	1,914	(146)	2,892	4,056	(1,164)
Diluted earnings per share	$1.41	$1.48	$(0.07)	$2.28	$3.13	$(0.85)
Adjusted EPS (2)	$1.83	$2.21	$(0.38)	$3.14	$4.41	$(1.27)
For the three months ended June 30, 2024 compared to the prior year:
•Total revenues increased 2.6% primarily driven by growth in the Health Care Benefits and Pharmacy & Consumer Wellness segments, partially offset by a decline in the Health Services segment.
•Operating income decreased 5.8% primarily due to the decrease in adjusted operating income described below, partially offset by the absence of a $496 million restructuring charge recorded in the prior year as well as a decrease in acquisition-related transaction and integration costs compared to the prior year.
•Adjusted operating income decreased 16.4% primarily driven by declines in the Health Care Benefits and Pharmacy & Consumer Wellness segments, partially offset by an increase in the Health Services segment. See pages 3 through 5 for additional discussion of the adjusted operating income performance of the Company’s segments.
•Interest expense increased $46 million, or 6.7%, due to higher debt in the three months ended June 30, 2024, primarily driven by long-term debt issued in June of 2023 to fund the Company’s acquisition of Oak Street Health, Inc. (“Oak Street Health”), as well as long-term debt issued in May of 2024.
•The effective income tax rate decreased to 24.3% compared to 25.5% primarily due to a state tax settlement during the three months ended June 30, 2024.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three and six months ended June 30, 2024 and 2023 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except percentages	2024	2023	Change	2024	2023	Change
Total revenues	$32,475	$26,747	$5,728	$64,711	$52,624	$12,087
Adjusted operating income (1)	938	1,541	(603)	1,670	3,365	(1,695)
Medical benefit ratio (“MBR”) (3)	89.6%	86.2%	3.4%	90.0%	85.4%	4.6%
Medical membership (4)				27.0	25.6	1.4

•Total revenues increased 21.4% for the three months ended June 30, 2024 compared to the prior year driven by growth in the Medicare and Commercial product lines.
•Adjusted operating income decreased 39.1% for the three months ended June 30, 2024 compared to the prior year primarily driven by increased utilization and the unfavorable impact of the previously disclosed decline in the Company’s Medicare Advantage star ratings for the 2024 payment year within the Medicare product line, higher acuity in Medicaid primarily attributable to the resumption of redeterminations, as well as a change in estimate related to the individual exchange business risk adjustment accrual for the 2023 plan year recorded in the second quarter of 2024. These decreases were partially offset by a favorable year-over-year impact of prior period development and an increase in net investment income.
•The MBR increased to 89.6% in the three months ended June 30, 2024 compared to 86.2% in the prior year driven by increased utilization and the unfavorable impact of the Company’s Medicare Advantage star ratings for the 2024 payment year within the Medicare product line, as well as the higher acuity in Medicaid and the change in estimate related to the individual exchange business risk adjustment accrual described above. These increases were partially offset by the favorable year-over-year impact of prior period development.
•Medical membership as of June 30, 2024 of 27.0 million increased 200,000 members compared with March 31, 2024, reflecting increases in the Medicare and Medicaid product lines, including the commencement of the Medicaid Oklahoma contract on April 1, 2024.
•Prior years’ health care costs payable estimates developed favorably by $623 million during the six months ended June 30, 2024. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2024 operating results.
•Days claims payable were 43.1 days as of June 30, 2024, a decrease of 1.4 days compared to March 31, 2024. The decrease was primarily driven by elevated reserves held in the first quarter of 2024, including the impact of the Change Healthcare cyberattack.

Based on the current performance and outlook for the Health Care Benefits segment, the Company has decided to make leadership changes effective immediately. Brian Kane is leaving the Company. Karen Lynch will assume direct leadership of the Health Care Benefits segment. Both Karen and Tom Cowhey, CFO of CVS Health will be overseeing the day-to-day management of this business.

In addition, Katerina Guerraz, Executive Vice President and Chief Strategy Officer, will be the Chief Operating Officer of the Health Care Benefits segment. Katerina is a 20-year Aetna veteran with extensive Commercial and Medicare experience and has a track record of operational excellence.

See the supplemental information on page 17 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three and six months ended June 30, 2024 and 2023 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2024	2023	Change	2024	2023	Change
Total revenues	$42,171	$46,215	$(4,044)	$82,456	$90,806	$(8,350)
Adjusted operating income (1)	1,915	1,894	21	3,278	3,574	(296)
Pharmacy claims processed (5) (6)	471.2	576.6	(105.4)	934.1	1,163.9	(229.8)

•Total revenues decreased 8.8% for the three months ended June 30, 2024 compared to the prior year primarily driven by the previously announced loss of a large client and continued pharmacy client price improvements. These decreases were partially offset by pharmacy drug mix, increased contributions from the Company’s health care delivery assets and growth in specialty pharmacy.
•Adjusted operating income increased 1.1% for the three months ended June 30, 2024 compared to the prior year primarily driven by improved purchasing economics, partially offset by continued pharmacy client price improvements and the previously announced loss of a large client.
•Pharmacy claims processed decreased 18.3% on a 30-day equivalent basis for the three months ended June 30, 2024 compared to the prior year, reflecting the previously announced loss of a large client.

See the supplemental information on page 18 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy services to long-term care facilities and pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three and six months ended June 30, 2024 and 2023 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2024	2023	Change	2024	2023	Change
Total revenues	$29,838	$28,784	$1,054	$58,563	$56,706	$1,857
Adjusted operating income (1)	1,243	1,413	(170)	2,420	2,547	(127)
Prescriptions filled (5) (6)	420.4	405.7	14.7	838.0	810.5	27.5

•Total revenues increased 3.7% for the three months ended June 30, 2024 compared to the prior year primarily driven by increased prescription volume and pharmacy drug mix. These increases were partially offset by continued pharmacy reimbursement pressure, the impact of recent generic introductions and decreased front store volume, including the impact of a decrease in store count and lower contributions from COVID-19 over-the-counter (“OTC”) test kits since the expiration of the public health emergency in May 2023.
•Adjusted operating income decreased 12.0% for the three months ended June 30, 2024, compared to the prior year primarily driven by continued pharmacy reimbursement pressure and decreased front store volume, including lower contributions from COVID-19 OTC test kits. These decreases were partially offset by increased prescription volume, improved drug purchasing and pharmacy drug mix.
•Prescriptions filled increased 3.6% on a 30-day equivalent basis for the three months ended June 30, 2024 compared to the prior year primarily driven by increased utilization.

See the supplemental information on page 19 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

2024 Full-year guidance

The Company revised its full-year 2024 GAAP diluted EPS guidance to a range of $4.95 to $5.20 from at least $5.64 and revised its full-year 2024 Adjusted EPS guidance to a range of $6.40 to $6.65 from at least $7.00. The Company also revised its full-year 2024 cash flow from operations guidance to approximately $9.0 billion from at least $10.5 billion.
The Company’s guidance revision reflects continued pressure in the Health Care Benefits segment, partially offset by strong performance in the Health Services and Pharmacy & Consumer Wellness segments. Additional details of the guidance revision can be found in the Q2 2024 Earnings Presentation on the Investor Relations section of the CVS Health website at http://investors.cvshealth.com.
The adjustments between full-year 2024 GAAP diluted EPS and Adjusted EPS include amortization of intangible assets, net realized capital losses, acquisition-related integration costs, opioid litigation charges and the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its second quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.
About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.
Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, the information under the headings “2024 Full-Year Guidance”, “CEO Commentary” and “Financial Results Summary” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024 and our Current Reports on Form 8-K.
You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.
- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2024	2023	2024	2023
Revenues:
Products	$56,212	$60,539	$109,936	$118,686
Premiums	30,667	25,108	61,058	49,460
Services	3,961	3,000	7,829	5,445
Net investment income	394	274	848	608
Total revenues	91,234	88,921	179,671	174,199
Operating costs:
Cost of products sold	49,998	53,536	98,071	104,991
Health care costs	27,853	21,782	55,656	42,230
Operating expenses	10,338	9,873	20,628	19,453
Restructuring charge	—	496	—	496
Loss on assets held for sale	—	—	—	349
Total operating costs	88,189	85,687	174,355	167,519
Operating income	3,045	3,234	5,316	6,680
Interest expense	732	686	1,448	1,275
Other income	(24)	(22)	(49)	(44)
Income before income tax provision	2,337	2,570	3,917	5,449
Income tax provision	569	656	1,025	1,393
Net income	1,768	1,914	2,892	4,056
Net (income) loss attributable to noncontrolling interests	2	(13)	(9)	(19)
Net income attributable to CVS Health	$1,770	$1,901	$2,883	$4,037

Net income per share attributable to CVS Health:
Basic	$1.41	$1.48	$2.29	$3.15
Diluted	$1.41	$1.48	$2.28	$3.13
Weighted average shares outstanding:
Basic	1,256	1,283	1,258	1,283
Diluted	1,259	1,287	1,263	1,289
Dividends declared per share	$0.665	$0.605	$1.33	$1.21

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	June 30, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$12,507	$8,196
Investments	3,755	3,259
Accounts receivable, net	32,385	35,227
Inventories	16,068	18,025
Other current assets	5,237	3,151
Total current assets	69,952	67,858
Long-term investments	25,028	23,019
Property and equipment, net	13,032	13,183
Operating lease right-of-use assets	16,901	17,252
Goodwill	91,272	91,272
Intangible assets, net	28,311	29,234
Separate accounts assets	3,187	3,250
Other assets	4,798	4,660
Total assets	$252,481	$249,728

Liabilities:
Accounts payable	$14,416	$14,897
Pharmacy claims and discounts payable	24,188	22,874
Health care costs payable	13,885	12,049
Policyholders’ funds	1,051	1,326
Accrued expenses	21,163	22,189
Other insurance liabilities	1,041	1,141
Current portion of operating lease liabilities	1,911	1,741
Short-term debt	—	200
Current portion of long-term debt	3,731	2,772
Total current liabilities	81,386	79,189
Long-term operating lease liabilities	15,537	16,034
Long-term debt	62,643	58,638
Deferred income taxes	4,052	4,311
Separate accounts liabilities	3,187	3,250
Other long-term insurance liabilities	5,039	5,459
Other long-term liabilities	5,526	6,211
Total liabilities	177,370	173,092

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	49,371	48,992
Treasury stock	(36,919)	(33,838)
Retained earnings	62,797	61,604
Accumulated other comprehensive loss	(319)	(297)
Total CVS Health shareholders’ equity	74,930	76,461
Noncontrolling interests	181	175
Total shareholders’ equity	75,111	76,636
Total liabilities and shareholders’ equity	$252,481	$249,728

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2024	2023
Cash flows from operating activities:
Cash receipts from customers	$173,728	$175,567
Cash paid for inventory, prescriptions dispensed and health services rendered	(90,845)	(101,318)
Insurance benefits paid	(52,485)	(41,108)
Cash paid to other suppliers and employees	(21,124)	(17,686)
Interest and investment income received	839	801
Interest paid	(1,392)	(1,131)
Income taxes paid	(729)	(1,779)
Net cash provided by operating activities	7,992	13,346

Cash flows from investing activities:
Proceeds from sales and maturities of investments	4,418	3,640
Purchases of investments	(6,781)	(4,499)
Purchases of property and equipment	(1,343)	(1,575)
Acquisitions (net of cash and restricted cash acquired)	(73)	(16,474)
Other	60	32
Net cash used in investing activities	(3,719)	(18,876)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	(200)	1,000
Proceeds from issuance of short-term loan	—	5,000
Repayment of short-term loan	—	(5,000)
Proceeds from issuance of long-term debt	4,959	10,898
Repayments of long-term debt	(37)	(1,787)
Repurchase of common stock	(3,024)	(2,016)
Dividends paid	(1,698)	(1,574)
Proceeds from exercise of stock options	228	120
Payments for taxes related to net share settlement of equity awards	(176)	(168)
Other	(30)	(121)
Net cash provided by financing activities	22	6,352
Net increase in cash, cash equivalents and restricted cash	4,295	822
Cash, cash equivalents and restricted cash at the beginning of the period	8,525	13,305
Cash, cash equivalents and restricted cash at the end of the period	$12,820	$14,127

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2024	2023
Reconciliation of net income to net cash provided by operating activities:
Net income	$2,892	$4,056
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,289	2,105
Stock-based compensation	270	307
Deferred income taxes and other items	(341)	87
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	2,798	(804)
Inventories	1,937	1,800
Other assets	(2,241)	(913)
Accounts payable and pharmacy claims and discounts payable	1,191	(118)
Health care costs payable and other insurance liabilities	1,581	4,334
Other liabilities	(2,384)	2,492
Net cash provided by operating activities	$7,992	$13,346

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the unaudited condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in the unaudited condensed consolidated statements of operations in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three and six months ended June 30, 2024, the acquisition-related integration costs relate to the acquisitions of Signify Health and Oak Street Health. During the three and six months ended June 30, 2023, the acquisition-related transaction and integration costs relate to the acquisitions of Signify Health and Oak Street Health. The acquisition-related transaction and integration costs are reflected in the Company’s unaudited condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.

•During the six months ended June 30, 2024, the opioid litigation charge relates to a change in the Company’s accrual related to ongoing opioid litigation matters.
•During the three and six months ended June 30, 2023, the restructuring charge is primarily comprised of severance and employee-related costs and asset impairment charges. During the second quarter of 2023, the Company developed an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with the development of this plan and the recently completed acquisitions of Signify Health and Oak Street Health, the Company also conducted a strategic review of its various transformation initiatives and determined that it would terminate certain initiatives. The restructuring charge is reflected within the Corporate/Other segment.
•During the three and six months ended June 30, 2023, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the planned reduction of corporate office real estate space in response to the Company’s new flexible work arrangement. The office real estate optimization charges are reflected in the Company’s unaudited condensed consolidated statements of operations in operating expenses within the Health Care Benefits, Health Services and Corporate/Other segments.
•During the six months ended June 30, 2023, the loss on assets held for sale relates to the long-term care (“LTC”) reporting unit within the Pharmacy & Consumer Wellness segment. During 2022, the Company determined that its LTC business was no longer a strategic asset and committed to a plan to sell it, at which time the LTC business met the criteria for held-for-sale accounting and its net assets were accounted for as assets held for sale. During the first quarter of 2023, a loss on assets held for sale was recorded to write down the carrying value of the LTC business to the Company’s best estimate of the ultimate selling price which reflected its estimated fair value less costs to sell. As of the third quarter of 2023, the Company determined the LTC business no longer met the criteria for held-for-sale accounting and accordingly the net assets associated with the LTC business were reclassified to held and used at their respective fair values.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

See endnotes (1) and (2) on page 23 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 15 and page 22.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income (loss):

	Three Months Ended June 30, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$574	$1,766	$1,179	$(474)	$3,045
Amortization of intangible assets	293	149	64	1	507
Net realized capital losses	71	—	—	19	90
Acquisition-related integration costs	—	—	—	102	102
Adjusted operating income (loss) (1)	$938	$1,915	$1,243	$(352)	$3,744

	Three Months Ended June 30, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,160	$1,767	$1,349	$(1,042)	$3,234
Amortization of intangible assets	294	125	65	1	485
Net realized capital (gains) losses	78	—	(1)	21	98
Acquisition-related transaction and integration costs	—	—	—	157	157
Restructuring charge	—	—	—	496	496
Office real estate optimization charges	9	2	—	—	11
Adjusted operating income (loss) (1)	$1,541	$1,894	$1,413	$(367)	$4,481

	Six Months Ended June 30, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,002	$2,979	$2,292	$(957)	$5,316
Amortization of intangible assets	587	299	128	1	1,015
Net realized capital losses	81	—	—	27	108
Acquisition-related integration costs	—	—	—	162	162
Opioid litigation charge	—	—	—	100	100
Adjusted operating income (loss) (1)	$1,670	$3,278	$2,420	$(667)	$6,701

	Six Months Ended June 30, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$2,568	$3,405	$2,066	$(1,359)	$6,680
Amortization of intangible assets	589	166	130	2	887
Net realized capital losses	177	—	2	24	203
Acquisition-related transaction and integration costs	—	—	—	200	200
Restructuring charge	—	—	—	496	496
Office real estate optimization charges	31	3	—	2	36
Loss on assets held for sale	—	—	349	—	349
Adjusted operating income (loss) (1)	$3,365	$3,574	$2,547	$(635)	$8,851

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended June 30, 2024		Three Months Ended June 30, 2023
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$1,770	$1.41	$1,901	$1.48
Amortization of intangible assets	507	0.40	485	0.38
Net realized capital losses	90	0.07	98	0.08
Acquisition-related transaction and integration costs	102	0.08	157	0.12
Restructuring charge	—	—	496	0.38
Office real estate optimization charges	—	—	11	0.01
Tax impact of non-GAAP adjustments	(163)	(0.13)	(303)	(0.24)
Adjusted income attributable to CVS Health (2)	$2,306	$1.83	$2,845	$2.21

Weighted average diluted shares outstanding		1,259		1,287

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$2,883	$2.28	$4,037	$3.13
Amortization of intangible assets	1,015	0.80	887	0.69
Net realized capital losses	108	0.09	203	0.16
Acquisition-related transaction and integration costs	162	0.13	200	0.16
Opioid litigation charge	100	0.08	—	—
Restructuring charge	—	—	496	0.38
Office real estate optimization charges	—	—	36	0.03
Loss on assets held for sale	—	—	349	0.27
Tax impact of non-GAAP adjustments	(305)	(0.24)	(524)	(0.41)
Adjusted income attributable to CVS Health (2)	$3,963	$3.14	$5,684	$4.41

Weighted average diluted shares outstanding		1,263		1,289

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following are reconciliations of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
June 30, 2024
Total revenues	$32,475	$42,171	$29,838	$111	$(13,361)	$91,234
Adjusted operating income (loss) (1)	938	1,915	1,243	(352)	—	3,744
June 30, 2023
Total revenues	$26,747	$46,215	$28,784	$83	$(12,908)	$88,921
Adjusted operating income (loss) (1)	1,541	1,894	1,413	(367)	—	4,481

Six Months Ended
June 30, 2024
Total revenues	$64,711	$82,456	$58,563	$226	$(26,285)	$179,671
Adjusted operating income (loss) (1)	1,670	3,278	2,420	(667)	—	6,701
June 30, 2023
Total revenues	$52,624	$90,806	$56,706	$271	$(26,208)	$174,199
Adjusted operating income (loss) (1)	3,365	3,574	2,547	(635)	—	8,851
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $2.8 billion and $3.4 billion of retail co-payments for the three months ended June 30, 2024 and 2023, respectively, and $6.2 billion and $7.5 billion of retail co-payments for the six months ended June 30, 2024 and 2023, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2024 vs 2023		Six Months Ended June 30, 2024 vs 2023
In millions, except percentages and basis points (“bps”)	2024	2023	2024	2023	$	%	$	%
Revenues:
Premiums	$30,654	$25,095	$61,033	$49,434	$5,559	22.2%	$11,599	23.5%
Services	1,521	1,447	3,025	2,821	74	5.1%	204	7.2%
Net investment income	300	205	653	369	95	46.3%	284	77.0%
Total revenues	32,475	26,747	64,711	52,624	5,728	21.4%	12,087	23.0%
Health care costs	27,458	21,620	54,916	42,215	5,838	27.0%	12,701	30.1%
MBR (Health care costs as a % of premium revenues) (3)	89.6%	86.2%	90.0%	85.4%	340	bps	460	bps
Operating expenses	$4,443	$3,967	$8,793	$7,841	$476	12.0%	$952	12.1%
Operating expenses as a % of total revenues	13.7%	14.8%	13.6%	14.9%
Operating income	$574	$1,160	$1,002	$2,568	$(586)	(50.5)%	$(1,566)	(61.0)%
Operating income as a % of total revenues	1.8%	4.3%	1.5%	4.9%
Adjusted operating income (1)	$938	$1,541	$1,670	$3,365	$(603)	(39.1)%	$(1,695)	(50.4)%
Adjusted operating income as a % of total revenues	2.9%	5.8%	2.6%	6.4%
Premium revenues (by business):
Government	$22,222	$17,944	$43,938	$35,472	$4,278	23.8%	$8,466	23.9%
Commercial	8,432	7,151	17,095	13,962	1,281	17.9%	3,133	22.4%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	June 30, 2024			March 31, 2024			December 31, 2023			June 30, 2023
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	4,702	14,099	18,801	4,735	14,111	18,846	4,252	14,087	18,339	4,033	14,114	18,147
Medicare Advantage	4,342	—	4,342	4,205	—	4,205	3,460	—	3,460	3,408	—	3,408
Medicare Supplement	1,294	—	1,294	1,300	—	1,300	1,343	—	1,343	1,351	—	1,351
Medicaid	2,090	443	2,533	1,972	447	2,419	2,073	444	2,517	2,261	467	2,728
Total medical membership	12,428	14,542	26,970	12,212	14,558	26,770	11,128	14,531	25,659	11,053	14,581	25,634

Supplemental membership information:
Medicare Prescription Drug Plan (stand-alone)			4,903			4,947			6,081			6,094

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	June 30, 2024	March 31, 2024	December 31, 2023	June 30, 2023
Days Claims Payable (7)	43.1	44.5	45.9	46.9

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2024 vs 2023		Six Months Ended June 30, 2024 vs 2023
In millions, except percentages	2024	2023	2024	2023	$	%	$	%
Revenues:
Products	$39,492	$44,681	$77,209	$88,352	$(5,189)	(11.6)%	$(11,143)	(12.6)%
Services	2,681	1,534	5,249	2,454	1,147	74.8%	2,795	113.9%
Net investment income (loss)	(2)	—	(2)	—	(2)	(100.0)%	(2)	(100.0)%
Total revenues	42,171	46,215	82,456	90,806	(4,044)	(8.8)%	(8,350)	(9.2)%
Cost of products sold	38,765	43,271	76,297	85,687	(4,506)	(10.4)%	(9,390)	(11.0)%
Health care costs	791	383	1,492	383	408	106.5%	1,109	289.6%
Gross profit (8)	2,615	2,561	4,667	4,736	54	2.1%	(69)	(1.5)%
Gross margin (Gross profit as a % of total revenues) (8)	6.2%	5.5%	5.7%	5.2%
Operating expenses	$849	$794	$1,688	$1,331	$55	6.9%	$357	26.8%
Operating expenses as a % of total revenues	2.0%	1.7%	2.0%	1.5%
Operating income	$1,766	$1,767	$2,979	$3,405	$(1)	(0.1)%	$(426)	(12.5)%
Operating income as a % of total revenues	4.2%	3.8%	3.6%	3.7%
Adjusted operating income (1)	$1,915	$1,894	$3,278	$3,574	$21	1.1%	$(296)	(8.3)%
Adjusted operating income as a % of total revenues	4.5%	4.1%	4.0%	3.9%
Revenues (by distribution channel):
Pharmacy network (9)	$21,848	$27,477	$42,312	$55,069	$(5,629)	(20.5)%	$(12,757)	(23.2)%
Mail & specialty (10)	17,651	17,229	34,913	33,374	422	2.4%	1,539	4.6%
Other	2,674	1,509	5,233	2,363	1,165	77.2%	2,870	121.5%
Net investment income (loss)	(2)	—	(2)	—	(2)	(100.0)%	(2)	(100.0)%
Pharmacy claims processed (5) (6)	471.2	576.6	934.1	1,163.9	(105.4)	(18.3)%	(229.8)	(19.7)%
Generic dispensing rate (6) (11)	88.2%	88.3%	88.3%	88.4%

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2024 vs 2023		Six Months Ended June 30, 2024 vs 2023
In millions, except percentages	2024	2023	2024	2023	$	%	$	%
Revenues:
Products	$29,252	$28,141	$57,372	$55,399	$1,111	3.9%	$1,973	3.6%
Services	586	642	1,191	1,309	(56)	(8.7)%	(118)	(9.0)%
Net investment income (loss)	—	1	—	(2)	(1)	(100.0)%	2	100.0%
Total revenues	29,838	28,784	58,563	56,706	1,054	3.7%	1,857	3.3%
Cost of products sold	23,835	22,628	46,595	44,504	1,207	5.3%	2,091	4.7%
Gross profit (8)	6,003	6,156	11,968	12,202	(153)	(2.5)%	(234)	(1.9)%
Gross margin (Gross profit as a % of total revenues) (8)	20.1%	21.4%	20.4%	21.5%
Operating expenses	$4,824	$4,807	$9,676	$9,787	$17	0.4%	$(111)	(1.1)%
Operating expenses as a % of total revenues	16.2%	16.7%	16.5%	17.3%
Loss on assets held for sale	$—	$—	$—	$349	$—	—%	$(349)	(100.0)%
Operating income	1,179	1,349	2,292	2,066	(170)	(12.6)%	226	10.9%
Operating income as a % of total revenues	4.0%	4.7%	3.9%	3.6%
Adjusted operating income (1)	$1,243	$1,413	$2,420	$2,547	$(170)	(12.0)%	$(127)	(5.0)%
Adjusted operating income as a % of total revenues	4.2%	4.9%	4.1%	4.5%
Revenues (by major goods/service lines):
Pharmacy	$24,013	$22,614	$46,797	$44,394	$1,399	6.2%	$2,403	5.4%
Front Store	5,281	5,629	10,651	11,226	(348)	(6.2)%	(575)	(5.1)%
Other	544	540	1,115	1,088	4	0.7%	27	2.5%
Net investment income (loss)	—	1	—	(2)	(1)	(100.0)%	2	100.0%
Prescriptions filled (5) (6)	420.4	405.7	838.0	810.5	14.7	3.6%	27.5	3.4%
Same store sales increase (decrease): (12)
Total	6.4%	10.9%	5.9%	11.3%
Pharmacy	9.1%	14.3%	8.2%	13.5%
Front Store	(4.0)%	(0.3)%	(3.1)%	3.5%
Prescription volume (6)	6.5%	3.6%	6.1%	4.3%
Generic dispensing rate (6) (11)	90.1%	89.5%	90.1%	89.5%

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2024 vs 2023		Six Months Ended June 30, 2024 vs 2023
In millions, except percentages	2024	2023	2024	2023	$	%	$	%
Revenues:
Premiums	$13	$13	$25	$26	$—	—%	$(1)	(3.8)%
Services	2	2	4	4	—	—%	—	—%
Net investment income	96	68	197	241	28	41.2%	(44)	(18.3)%
Total revenues	111	83	226	271	28	33.7%	(45)	(16.6)%
Cost of products sold	—	—	—	1	—	—%	(1)	(100.0)%
Health care costs	46	50	93	102	(4)	(8.0)%	(9)	(8.8)%
Operating expenses	539	579	1,090	1,031	(40)	(6.9)%	59	5.7%
Restructuring charge	—	496	—	496	(496)	(100.0)%	(496)	(100.0)%
Operating loss	(474)	(1,042)	(957)	(1,359)	568	54.5%	402	29.6%
Adjusted operating loss (1)	(352)	(367)	(667)	(635)	15	4.1%	(32)	(5.0)%

Supplemental Information
(Unaudited)

The following table shows the components of the change in the consolidated health care costs payable during the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
In millions	2024	2023
Health care costs payable, beginning of the period	$12,049	$10,142
Less: Reinsurance recoverables	5	5
Less: Impact of discount rate on long-duration insurance reserves (a)	(23)	8
Health care costs payable, beginning of the period, net	12,067	10,129
Acquisitions, net	—	1,102
Add: Components of incurred health care costs
Current year	56,177	42,705
Prior years (b)	(662)	(619)
Total incurred health care costs (c)	55,515	42,086
Less: Claims paid
Current year	43,218	32,502
Prior years	10,514	8,800
Total claims paid	53,732	41,302
Health care costs payable, end of the period, net	13,850	12,015
Add: Reinsurance recoverables	59	5
Add: Impact of discount rate on long-duration insurance reserves (a)	(24)	(22)
Health care costs payable, end of the period	$13,885	$11,998
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive loss on the unaudited condensed consolidated balance sheets.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the six months ended June 30, 2024 and 2023 in the table above exclude $48 million and $42 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and $93 million and $102 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the period ended June 30, 2024. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2024
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$6,247	$4.95	$6,564	$5.20
Non-GAAP adjustments:
Amortization of intangible assets	2,020	1.60	2,020	1.60
Net realized capital losses	108	0.09	108	0.09
Acquisition-related integration costs	240	0.19	230	0.18
Opioid litigation charge	100	0.08	100	0.08
Tax impact of non-GAAP adjustments	(635)	(0.51)	(632)	(0.50)
Adjusted income attributable to CVS Health (2)	$8,080	$6.40	$8,390	$6.65

Weighted average diluted shares outstanding		1,262		1,262

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, opioid litigation charges, restructuring charges, office real estate optimization charges and losses on assets held for sale. The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) GAAP diluted earnings per share and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, opioid litigation charges, restructuring charges, office real estate optimization charges, losses on assets held for sale, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the segment’s insured Health Care Benefits products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail and long-term care pharmacies and infusion services operations. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.

(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and LTC pharmacies, as well as activity associated with Maintenance Choice®, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.
(10) Health Services mail and specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug claims processed or prescriptions filled by its total claims processed or prescriptions filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year and digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from LTC and infusion services operations. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.